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4-24-2000
Exhibit 10(p)

MINNTECH CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    THIS INSTRUMENT amends and restates the Minntech Corporation Supplemental Executive Retirement Plan effective as of April 1, 2000. The Plan was originally established effective as of April 1, 1995.

    Sec. 1.  Purpose of Plan.  The purpose of this Plan is to permit a select group of management employees and directors to defer a portion of their compensation to a later date and to provide these employees and directors with supplemental retirement benefits as set forth herein.

    Sec. 2.  Definitions.  When used in this Plan, the following terms shall have the meanings assigned below:

    2.1  Board.  "Board" is the Board of Directors of Minntech Corporation.

    2.2  Covered Compensation.  "Covered Compensation" is the base salary earned by the Participant for the Plan Year. For a Board member, "Covered Compensation" is directors' fees.

    2.3  Deferred Compensation.  "Deferred Compensation" is the portion of a Participant's Covered Compensation and Incentive Compensation which the Participant has elected to defer under Sec. 3.1 of this Plan.

    2.4  Incentive Compensation.  "Incentive Compensation" is the Participant's annual cash bonus accrued by the Employer on the last day of the Plan Year and payable thereafter to the Participant.

    2.5  Minntech.  "Minntech" is Minntech Corporation, a Minnesota corporation. Minntech Corporation is the administrator of the Plan. The chief financial officer of Minntech is authorized to perform general administrative functions under the Plan on behalf of Minntech.

    2.6  Participant.  A "Participant" is any executive or management level employee of Minntech who meets all of the following requirements: (i) the individual has become a "participant" in the Retirement Plan, (ii) the individual is an executive officer of Minntech, (iii) the individual is a highly compensated employee as defined in Internal Revenue Code Section 414(q) (or in the case of an individual who became an employee of Minntech during the current Plan Year or the previous Plan Year, he or she would be such a highly compensated employee if he or she had received compensation from Minntech during the preceding Plan Year equal to the individual's current annual rate of compensation), and (iv) the individual is a member of a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974. "Participant" also means any Board member. Each such employee or Board member shall continue to be eligible to contribute to this Plan until such individual ceases to be an employee or Board member who meets the requirements described above; provided, however, that the individual shall continue to be a Participant for purposes of the provisions of this Plan other than Sec. 3 until his or her benefits are fully paid. The Board, from time to time, may provide by resolution for additional positions that will qualify for participation in this Plan, provided, however, that any such employee must satisfy clauses (iii) and (iv) of the first sentence of this section.

    2.7  Plan Year.  The "Plan Year" is the 12 month period ending on each March 31.

    2.8  Retirement Plan.  The "Retirement Plan" is the Minntech Corporation Profit Sharing and Retirement Plan, as it may be amended from time to time.

    Sec. 3.  Deferred Compensation and Other Credits.

    3.1  Deferral Election.  Each Participant may elect to have treated as Deferred Compensation amounts which are earned or ascertained subsequent to the date of such election, subject to the following:

  (a)
  The maximum amounts that may be elected for any Plan Year are:

  (1)
  75% of the Participant's Covered Compensation in the case of an employee, and 100% of the Participant's Covered Compensation in the case of a Board member.

  (2)
  90% of the Participant's Incentive Compensation.

  (b)
  An election of Deferred Compensation pursuant to this section shall be in writing, and shall be made on or before the March 30 prior to the beginning of the Plan Year. The Election shall apply to Covered Compensation and Incentive Compensation payable during the next Plan Year. Such election shall remain in effect for and shall be irrevocable during the Plan Year, except that a Participant who is determined by the Company in its sole discretion to have incurred a financial hardship as defined in Sec. 6 may elect to completely discontinue future deferrals. A new election may be made for each subsequent Plan Year. If no election is made by a Participant prior to the first day of any Plan Year, the election in effect for the prior Plan Year, if any, shall continue in effect.

  (c)
  Notwithstanding subsection (b), within 30 days of the date on which the Participant first becomes eligible to participate in the Plan, the Participant may make an election of Deferred Compensation for Covered Compensation with respect to services to be performed subsequent to the election.

  (d)
  Notwithstanding the foregoing, no amounts shall be deferred from any Covered or Incentive Compensation that is payable on a date that is after the individual's termination of employment or directorship occurred.

  (e)
  On the date that an amount of Deferred Compensation under this section would otherwise be paid to the Participant, the amount of such Deferred Compensation shall be credited to an account on the books of Minntech.

    3.2  Profit Sharing Make-up Credits.  A Participant may be eligible to receive additional credits to a separate account established under this Plan to make up for the limit imposed on Discretionary Contributions under the Retirement Plan by Section 401(a)(17) of the Internal Revenue Code. Any such credits shall be determined as follows:

  (a)
  The amount of a Participant's credit for any Plan Year shall be equal to (i) the amount of Discretionary Contributions that would have been allocated to the Participant for the Plan Year under the Retirement Plan if the limit on compensation under Section 401(a)(17) of the Internal Revenue Code and the dollar limit on contributions under Section 415(c)(1)(A) of said Code did not apply, minus (ii) the amount of Discretionary Contributions actually allocated to the Participant for the Plan Year under the Retirement Plan.

  (b)
  In order to receive a credit for a Plan Year under this Sec. 3.2, the Participant must be employed by Minntech on the last day of the Plan Year to which the Discretionary Contribution relates.

  (c)
  For purposes of deemed investments under Sec. 4, the credit for a Plan Year under this Sec. 3.2 shall be reflected in the Participant's separate account as of the date that the Discretionary Contribution for that Plan Year is deposited in the Participant's account in the Retirement Plan. The first credit under this Sec. 3.2 was for the Plan Year commencing April 1, 1998.

  (d)
  The Participant's elections under Sec. 4 and Sec. 5 shall also apply to the separate account reflecting the amounts credited under this Sec. 3.2. If no account has been established for a Participant under Sec. 3.1 prior to the first date an amount is to be credited to the Participant under this Sec. 3.2, the Participant shall promptly file an election designating deemed investments for purposes of Sec. 4 and the method of distributions for purposes of Sec. 5.

  (e)
  If the Participant's employment with Minntech terminates before the Participant has become 100% vested under Sec. 7.2 of the Retirement Plan, the Participant shall be entitled to a benefit from the account established under this Sec. 3.2 based only on the vested portion of that account. The vested portion shall be determined by multiplying the balance in the account as of the date the termination of employment occurred by the vested percentage on that date determined under Sec. 7.2 of the Retirement Plan. The balance of the account in excess of the vested portion shall be subtracted from the account as of the date the termination of employment occurred and shall be irrevocably forfeited. The vested portion shall thereafter continue to be held in the Participant's account until distributed and shall remain subject to the other provisions of this Plan.

  (f)
  Except as provided to the contrary in this Sec. 3.2, credits under this section shall be subject to all of the provisions of this Plan after they have been credited to the Participant's account.

    3.3  Matching Credits.  A Participant may be eligible to receive additional Matching Credits to a separate account established under this Plan. Any such credits shall be determined as follows:

  (a)
  The Matching Credit under this section for a particular period will be equal to 50% of the amount of Deferred Compensation credited to the Participant for that period pursuant to the Participant's Deferral Election under Sec. 3.1. However, for purposes of applying the previous sentence, any Deferred Compensation credited to the Participant for a Plan Year in excess of $15,000 shall be disregarded, and Matching Credits for that Plan Year shall cease when this limit is reached during the Plan Year.

  (b)
  For purposes of deemed investments under Sec. 4, each Matching Credit under this Sec. 3.3 shall be reflected in the Participant's separate account as of the date the Deferred Compensation on which the Matching Credit is based is credited to the Participant's account in this Plan. The first Matching Credits under this Sec. 3.3 shall be for the Plan Year commencing April 1, 2000.

  (e)
  The Participant's elections under Sec. 4 and Sec. 5 shall also apply to the separate account reflecting the amounts credited under this Sec. 3.3. The Participant is always 100% vested in the amounts credited under this Sec. 3.3.

  (e)
  Except as provided to the contrary in this Sec. 3.3, credits under this section shall be subject to all of the provisions of this Plan after they have been credited to the Participant's account.

    3.4  Participant Accounts.  No Participant shall derive any rights or benefits in or to any assets of Minntech solely from the establishment or maintenance of accounts on the books of Minntech for purposes of this Plan.

    Sec. 4.  Deemed Investment of Deferrals.

    4.1  Election of Deemed Investment.  Each Participant shall designate the form and percentages of deemed investment options in Sec. 4.2 at the time of his or her first annual election of Deferred Compensation on a form provided by Minntech (or at the time the Participant first receives a credit under Sec. 3.2, if earlier). The Participant may change the form or percentages of deemed investment options during his or her period of employment or directorship with Minntech by filing a new form with Minntech or its designated agent. The new investment options shall apply to the period commencing as soon as administratively feasible following the date on which the change is received by

Minntech or its designated agent (as determined by Minntech or its designated agent in its sole discretion) and ending on the day before the effective date of a subsequent election. All elections must be expressed in whatever increments for each investment option Minntech or its designated agent may establish from time to time. The Participant may file separate elections for the deemed investment of the existing account balance and the deemed investment of future deferrals and credits.

    4.2  Investment Options.  Prior to the time any benefit is actually paid to the Participant as provided below, the Participant's accounts shall be increased by the gain or decreased by the loss (the "adjustment") determined on the basis of the following forms of investments as selected by the Participant as in effect from time to time during the period after each amount was credited to the Participant's accounts.

  (a)
  Fidelity Magellan Fund.

  (b)
  Alleghany Safety of Principal Fund.

  (c)
  Vanguard GNMA Fund.

  (d)
  Value Line Aggressive Income Fund.

  (e)
  Alleghany Balanced Fund.

  (f)
  Vanguard Institutional Index Fund.

  (g)
  Alleghany Montag & Caldwell Growth Fund.

  (h)
  Heartland Value Fund.

  (i)
  Alleghany/Veredus Aggressive Growth Fund.

  (j)
  Hotchkis & Wiley International Fund.

  (k)
  Janus Worldwide Fund.

  (l)
  Such other investments that Minntech may from time to time add to the Plan.

If an investment option becomes unavailable, Minntech may replace the option with one that maintains similar investment characteristics. Minntech may in its sole discretion add additional options or delete options at any time.

    4.3  Account Information.  The selection of investments by which adjustments to the Participant's accounts will be determined shall be solely for the purpose of establishing a method of calculating the adjustments in such accounts and shall not obligate Minntech to set aside any assets or to invest any assets it may set aside in such investment or in any particular type of investment. Adjustments shall be determined in each fund by Minntech no less often than annually, and Minntech's determination shall be final. Minntech shall provide each Participant with a report of the account values as of the end of each Plan Year, or more frequently.

    Sec. 5.  Distributions From Accounts.

    5.1  Termination with Minntech.  Following termination of employment or directorship with Minntech, the Participant shall receive cash distribution of his or her accounts at the time and in the manner specified by the Participant under Sec. 5.2.

    5.2  Timing and Form of Distribution.  At the time of initial enrollment in the Plan, Participants shall elect to have their accounts distributed to them (or their beneficiaries) at the times and in the manner provided below. Such elections shall be made in writing and are irrevocable.

  (a)
  Participants may elect to have distributions commence at the following times:

  (1)
  In the calendar year of the Participant's termination of employment or directorship with Minntech.

  (2)
  In the calendar year following the Participant's termination of employment or directorship with Minntech.

  (3)
  Following the fifth anniversary of the Participant's termination of employment or directorship with Minntech.

  (4)
  In the calendar year in which there occurs the later of (i) the Participant's 60th birthday, or (ii) the Participant's termination of employment or directorship with Minntech.

  (b)
  Participants shall elect to have their accounts distributed in one of the following forms, subject to approval by Minntech:

  (1)
  A single lump sum.

  (2)
  Distribution in substantially equal quarterly installments ranging from two to 10 years.

    Lump sum distributions shall be paid on the 15th day of the first calendar quarter immediately following the date the applicable event specified in subsection (a) occurs. Installment payments shall also commence on the same date, with succeeding amounts paid on the 15th day of each calendar quarter thereafter until paid in full. The amount of each installment shall be determined by dividing the total of the Participant's accounts by the number of installments remaining to be paid, including the current installment. During the installment period, earnings or losses on all unpaid amounts shall be credited in accordance with the Participant's deemed investment election at the commencement of payments.

  (c)
  Notwithstanding the foregoing, if a Participant had less than five years of employment or directorship with Minntech at the time the termination of employment or directorship occurs, the entire benefit under the Plan shall be paid in a lump sum on the earlier of (i) the date payments are to commence under subsections (a) and (b), or (ii) January 15th of the year following the calendar year in which the termination of employment or directorship occurred.

    5.3  Distribution to Beneficiary.  If the Participant is deceased, the distribution shall be payable to the beneficiary of the Participant in the form payable to the Participant hereunder. Minntech, in its sole discretion, may accelerate the payment of benefits under this Plan to the Participant's beneficiary.

    Sec. 6.  Distributions for Financial Hardship.  Participants may withdraw any portion of their accounts without regard to the provisions of Sec. 5 in the event the Participant, in the sole discretion of Minntech, has incurred, or will incur, an immediate and heavy financial hardship.

  (a)
  A distribution based upon financial hardship shall not exceed the amount required to meet the immediate financial need created by the hardship and not reasonably available from other resources of the Participant. A "financial hardship" for purposes of this section must involve an unforeseeable emergency that is caused by events beyond the control of the Participant.

  (b)
  An application for a distribution pursuant to this section shall be made in writing and delivered to the chief financial officer of Minntech. Minntech may require the submission of such supporting documentation as it deems necessary and shall render its final and conclusive decision on such applications.

    Sec. 7.  Funding.  Nothing in this Plan shall be construed as permitting a Participant or beneficiary to claim any security for the fulfilling of the obligations of Minntech hereunder, and the Participant or beneficiary shall look only to the general assets of Minntech for the satisfaction of Minntech's obligations. Minntech is not required to invest in any property to secure its obligations under this Plan. If Minntech should invest in property to fund its obligations under this Plan, Minntech shall be the sole owner of such property, and the Participant, beneficiary and estate shall have no rights in said property. If Minntech obtains an insurance contract in connection with its obligations under this Plan, the Participant shall cooperate with Minntech and shall execute any documents reasonably requested by Minntech to obtain such insurance.

    Sec. 8.  Designation of Beneficiary.  Each Participant shall file with Minntech a written designation of the person or persons to receive the benefits under this Plan in the event of the Participant's death. This right of the Participant shall include the right to name and change primary and contingent beneficiaries. Any designation of beneficiaries shall be effective only when filed by the Participant in writing with Minntech during the Participant's lifetime. In the absence of such written designation, or if all the beneficiaries so named predecease the Participant, the individuals in the first of the following classes in which there is a survivor, share and share alike, shall be considered the designated beneficiary:

  (a)
  The Participant's spouse, if surviving, with unpaid amounts at the spouse's death payable to the spouse's estate or as otherwise designated by the spouse.

  (b)
  The Participant's surviving children and surviving issue of deceased children, such issue of deceased children taking by right of representation.

  (c)
  The Participant's estate.

    Sec. 9.  Claims Procedure.

    9.1  Claims Procedure and Review.  A Participant or beneficiary may make a claim for Plan benefits within the time and in the manner described herein. Such claim shall be made within 60 days after the claim arises by filing a written request with the chief financial officer of Minntech. The claim shall be determined by Minntech within 90 days after the receipt of the written claim. Notice of Minntech's decision shall be communicated to the claimant in writing. If the claim is denied, the notice shall include the specific reasons for the denial (including reference to pertinent Plan provisions), a description of any additional material or information necessary for Minntech to reconsider the claim, the reasons for any of such additional material or information, and an explanation of the review procedure.

    9.2  Appeal.  The claimant or a duly authorized representative may, within 60 days after receiving such written notice, request the president of Minntech to review Minntech's decision. The president shall afford the claimant a hearing and the opportunity to review all pertinent documents and submit issues and comments orally or in writing and shall render a review decision in writing within 60 days after receipt of request for review. The review proceeding shall be conducted in accordance with the rules and regulations adopted from time to time by the president of Minntech.

    9.3  Attorneys' Fees and Costs of Litigation.  If a Participant or beneficiary who has exhausted the above claims procedure subsequently brings an action in court and receives a final judgment that he or she is entitled to a greater benefit than Minntech had determined, Minntech shall reimburse the individual for all reasonable attorneys' fees and related costs incurred in obtaining and enforcing the judgment.

    Sec. 10.  Miscellaneous.

    10.1  Liability.  No officer of Minntech shall be personally liable by virtue of any contract, agreement or other instrument made or executed by the officer or on his or her behalf as an officer, nor for any mistake or judgment made by such officer or any other officer, nor for any negligence, omission or wrongdoing of any other officer or of anyone employed by Minntech, nor for any loss, unless resulting from his or her own gross negligence or willful misconduct. In addition, Minntech does not assure or guarantee the tax consequences of benefits provided hereunder or other matters beyond its control.

    10.2  Title to Assets.  No Participant or former Participant shall have any legal or equitable right or interest in any funds set aside by Minntech or in any assets in which Minntech may invest, from time to time, to cover its obligations under this Plan.

    10.3  Amendments.  Minntech reserves the right to amend or modify, in whole or in part, any or all of the provisions of this Plan at any time by action of the Board or by a written instrument executed by the president of Minntech; provided, however, that no amendment or modification shall be made which will deprive any Participant or any Participant's beneficiary of any vested benefits to which he or she is entitled under the Plan. Notwithstanding the foregoing, the amendment can alter the deemed investment options under Sec. 4 with respect to periods after the date the amendment is adopted, both for future deferrals and for amounts deferred in past.

    10.4  Termination.  Continuation of the Plan is not a contractual obligation of Minntech, and the right is reserved by Minntech to reduce, suspend or discontinue the Plan at any time by action of the Board or by written instrument executed by the president of Minntech. However, no such reduction, suspension or discontinuance shall deprive any Participant or beneficiary of any benefits that become vested under the Plan prior to the termination, but may alter future deemed investments as provided in Sec. 10.3.

    10.5  Assignment and Levy.  The Plan is for the benefit and protection of the Participants and their beneficiaries and the rights, privileges and benefits herein conferred shall not, to the extent permitted by law, be subject to alienation, assignment, pledge, levy, attachment, garnishment or other legal process or in any manner anticipated, encumbered, committed, withdrawn or surrendered, and neither shall the same be subject or liable in any way for debts, contracts, or agreements or other claims of creditors of such Participants or their beneficiaries whether such claims are now contracted or may hereafter be contracted or incurred.

    10.6  Participant's Rights.  The establishment of this Plan shall not create any legal or equitable right against Minntech unless such right is specifically provided for in this Plan. Furthermore, nothing in this Plan shall be construed as giving a Participant the right to be retained in the employment of Minntech, and a Participant shall remain subject to discharge at any time to the same extent as if this Plan had not been adopted.

    10.7  Incompetency.  Every person receiving or claiming benefits under this Plan shall be conclusively presumed to be mentally competent until the date on which Minntech receives a written notice in a form and manner acceptable to Minntech that such person is incompetent and that a guardian, conservator or other person legally vested with the care of his or her estate has been appointed. In such event, Minntech may direct payments of benefits to such guardian, conservator or other person legally vested with the care of the person's estate and any such payments so made shall be a complete discharge of Minntech to the extent so made.

    10.8  Notices.  Notices required by this Plan to be given to Minntech or a Participant shall be in writing and shall be considered to have been duly given or served if personally delivered, or sent by first class, certified or registered mail.

    10.9  Severability.  The invalidity or partial invalidity of any portion of this Plan shall not invalidate the remainder thereof, and said remainder shall remain in full force and effect.

    10.10  Release.  Any payment to or for the benefit of any Participant or beneficiary in accordance with the provisions hereof shall, to the extent thereof, be in full satisfaction of all claims hereunder against Minntech.

    10.11  Withholding of Taxes.  The benefits payable under this Plan shall be subject to the deduction of any federal, state or local income taxes or other taxes which are required to be withheld from such payments by applicable laws and regulations.

    10.12  Governing Law.  Construction and administration of this Plan shall be governed by the laws of the State of Minnesota, except to the extent such laws are preempted by federal law.

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MINNTECH CORPORATION SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN